UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report: July 20, 2006

a21, Inc.
(Exact name of registrant as specified in its charter)
Texas (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)

7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)		32256 (Zip Code)

Registrant’s telephone number, including areas code: (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On July 20, 2006, the Board of Directors of a21, Inc. (the “Company”) increased the base salary of Albert H. Pleus, the Company’s Chairman and CEO to $175,000 per year and increased the base salary of Thomas Costanza, the Company’s Vice President and Chief Financial Officer to $135,000 per year.

Item 3.02. Unregistered Sales of Equity Securities.

On June 30, 2006, the Company issued 375,012 shares of its common stock upon the conversion of 125,004 shares of the preferred stock of SuperStock, Inc. (“SuperStock”) by one person. The Company did not receive any cash in connection with the conversion. No fees were or will be paid to any party in connection with the exchange of such securities. a21 will issue the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

On July 20, 2006, the Company issued 600,000 shares of its common stock upon the conversion of 200,000 shares of the preferred stock of SuperStock. The Company did not receive any cash in connection with the conversion. No fees were or will be paid to any party in connection with the exchange of such securities. a21 will issue the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

On July 25, 2006, in connection with the settlement of certain claims made by a shareholder and three of his affiliates against the Company, the Company agreed to issue 450,000 shares of its common stock in exchange for a general release of all claims such persons may have had against the Company. Such shares will be issued within ten days of the date of the settlement agreement. No fees were or will be paid to any party in connection with the exchange of such securities. a21 will issue the foregoing securities in reliance on Section 4(2) of the Securities Act, based on the identity and number of investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC.

By:	/s/ Albert H. Pleus
Albert H. Pleus Chief Executive Officer
Dated: July 25, 2006